Exhibit 99.1

WILLIAM LYON HOMES REPORTS FIRST QUARTER 2017 RESULTS

26% INCREASE IN NET NEW HOME ORDERS; DOLLAR VALUE OF ORDERS UP 35%;

19% INCREASE IN AVERAGE COMMUNITY COUNT; 34% INCREASE IN DOLLAR VALUE OF BACKLOG

NEWPORT BEACH, CA— May 9, 2017 — William Lyon Homes (NYSE: WLH), a leading homebuilder in the Western U.S., announced results for its first quarter ended March 31, 2017.

2017 First Quarter Highlights (Comparison to 2016 First Quarter)

•	Net loss attributable to common stockholders of $10.0 million, or $0.27 per share (including $21.8 million of expense, or $14.1 million of expense net of tax effect, related to the early extinguishment of debt)

•	Adjusted net income available to common stockholders of $4.1 million, or $0.11 per diluted share

•	Net new home orders of 865, up 26%; April 2017 orders of 432, up 48%

•	Dollar value of orders of $452.7 million, up 35%

•	Dollar value of homes in backlog of $634.2 million, up 34%

•	Units in backlog of 1,099, up 24%

•	Current homebuilding gross margin percentage in backlog of 18%

•	Average sales locations of 82, up 19%

•	Average sales price (ASP) of new homes delivered of $518,700, up 8%

•	New home deliveries of 499 homes, down 8%

•	Home sales revenue of $258.9 million, down 1%

•	Homebuilding gross margin percentage of 15.6%

•	Adjusted homebuilding gross margin percentage of 21.1%

•	SG&A percentage of 13.0%, compared to 12.5%

•	Adjusted EBITDA of $22.5 million

“We are extremely excited about our sales momentum to start the year, in what has been a robust Spring selling season year-to-date, as well as the early results from the opening of certain of our key strategic assets,” said Matthew R. Zaist, President and Chief Executive Officer. “We have experienced month-over-month improvement in absorption rates through each month of the first quarter, averaging 3.5 sales per community per month. This absorption pace increased through April 2017 to 4.8 sales per month, resulting in 432 net new home orders, an increase of 48% over April 2016. Community count averaged 82 in the first quarter, up 19% year-over-year, increasing to 90 average new home selling communities in the month of April 2017.”

Mr. Zaist continued, “We are pleased with our execution in January in the bond market, allowing the Company to strengthen its balance sheet and refinance its most expensive debt with the issuance of new 5.875% senior unsecured notes due 2025, which will save the Company approximately $10 million in annual interest expense and which extends and further staggers our senior notes maturities. Our adjusted net income for the first quarter was $4.1 million, or $0.11 per diluted share, which was below our expectations primarily due to the timing of the closing of 25 units at one project in California, representing approximately $20 million of revenue and approximately $4.5 million of pre-tax profit, which had been included in our prior guidance for the first quarter and now will be recognized in the second quarter of 2017.”

“Despite a challenging weather and labor environment in a number of our markets, we remain encouraged by our strong start to the Spring selling season, increasing gross margins in backlog, and the successful opening of several key strategic projects that will drive results for the balance of the year, and our full year guidance remains unchanged. For the full year 2017, we continue to expect results to include deliveries of approximately 3,000 to 3,250 units, home sales revenue of approximately $1.65 billion to $1.75 billion, and pre-tax income before non-controlling interest of approximately $135 million to $150 million.”

Operating Results

Home sales revenue for the first quarter of 2017 was $258.9 million, as compared to $261.3 million in the year-ago period, a decrease of 1%. The decline was driven by an 8% decrease in deliveries to 499 homes, compared to 543 in the first quarter of 2016, partially offset by an increase in the average sales price of homes delivered to $518,700, up 8% from the prior year.

The dollar value of homes in backlog was $634.2 million as of March 31, 2017, an increase of 34% compared to $471.7 million as of March 31, 2016. The increase was driven by a 24% increase in units in backlog to 1,099 from 885 in the year-ago period and an 8% increase in ASP in backlog to $577,100 from $533,000 in the first quarter of 2016. In addition, our ASP in backlog as of March 31, 2017 was 11% higher than the ASP of homes closed in the first quarter.

Homebuilding gross margin percentage for homes closed during the first quarter of 2017 was 15.6%. Adjusted homebuilding gross margin percentage for the quarter was 21.1%. Current homebuilding gross margin percentage in backlog is 18%.

Sales and marketing expense during the first quarter of 2017 was 5.7% of homebuilding revenue, consistent with the year-ago quarter. General and administrative expenses were 7.3% of homebuilding revenue, compared to 6.8% in the first quarter of 2016, due in part to a slight increase in G&A expense on a dollar basis and a slight decrease in homebuilding revenue.

Senior Notes Refinancing Transaction

During the first quarter, the Company completed an offering of $450 million in aggregate principal amount of 5.875% Senior Notes due 2025, the proceeds of which were used to repay in full the existing $425 million in principal of 8.5% Senior Notes that were due in 2020. The Company incurred certain costs in the first quarter related to the early extinguishment of debt of the 8.5% Notes, in an amount of approximately $21.8 million on a pre-tax basis, and an amount of approximately $14.1 million on an after-tax basis. The Company anticipates that the lower coupon rate on the new notes will save the Company approximately $10 million per year in interest cost, and the return of cost on the charge, giving effect to the interest savings, is expected to be approximately 17 months. In addition, the new notes will mature in 2025, approximately five years beyond the maturity date of the old notes.

Balance Sheet Update

At quarter end, cash and cash equivalents totaled $39.5 million, real estate inventories totaled $1.8 billion, total assets were $2.0 billion and total equity was $748.6 million. Total debt to book capitalization was 60.1%, and net debt to net book capitalization was 59.2% at March 31, 2017, compared to 61.0% and 60.2% at March 31, 2016, and 58.6% and 57.6% at December 31, 2016, respectively.

Conference Call

The Company will host a conference call to discuss these results today, Tuesday, May 9, 2017 at 8:30 a.m. Pacific Time. The call will be available via both the telephone at (855) 851-4524 or (720) 634-2900, conference ID #10981054, or through the Company’s website at www.lyonhomes.com in the Investor Relations section of the site.

A replay of the call will be available through May 16, 2017 by dialing (855) 859-2056 or (404) 537-3406, conference ID #10981054. A webcast replay of the call will also be available on the Company’s website approximately two hours after the broadcast.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Portland and Seattle. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 99,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Forward-Looking Statements

Certain statements contained in this release and the accompanying comments during our conference call that are not historical information may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, but not limited to, forward-looking statements related to: anticipated new home deliveries, revenue and pre-tax income, gross margin performance, backlog conversion rates, operating and financial results for the second quarter of 2017 and full year 2017, community count growth and project performance, market and industry trends, the continued housing market recovery, average sale price of homes to be closed in various periods, SG&A percentage, future cash needs and liquidity, leverage ratios and reduction strategies and land acquisition spending. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others: adverse weather conditions; the availability of labor and homebuilding materials and increased construction cycle times; the availability and timing of mortgage financing; our financial leverage and level of indebtedness and any inability to comply with financial and other covenants under our debt instruments; continued volatility and worsening in general economic conditions either internationally, nationally or in regions in which we operate; increased outside broker costs; increased costs of homebuilding materials; changes in governmental laws and regulations and increased costs, fees and delays associated therewith; potential changes to the tax code; worsening in markets for residential housing; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; decline in real estate values resulting in impairment of our real estate assets; volatility in the banking industry, credit and capital markets; terrorism or other hostilities involving the United States; building moratorium or “slow-growth” or “no-growth” initiatives that could be implemented in states in which we operate; changes in mortgage and other interest rates; conditions in the capital, credit and financial markets, including mortgage lending standards and the availability of mortgage financing; changes in generally accepted accounting principles or interpretations of those principles; changes in prices of homebuilding materials; competition for home sales from other sellers of new and resale homes; cancellations and our ability to realize our backlog; the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements; limitations on our ability to utilize our tax attributes; whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses; the timing of receipt of regulatory approvals and the opening of projects; the availability and cost of land for future development; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2017	2016
Operating revenue
Home sales	$258,854	$261,295
Construction services	—	3,130

	258,854	264,425

Operating costs
Cost of sales — homes	(218,455)	(215,171)
Construction services	—	(2,824)
Sales and marketing	(14,705)	(14,993)
General and administrative	(18,946)	(17,834)
Other	(440)	(323)

	(252,546)	(251,145)

Operating income	6,308	13,280
Equity in income of unconsolidated joint ventures	249	1,181
Other income, net	345	525

Income before extinguishment of debt	6,902	14,986
Loss on extinguishment of debt	(21,828)	—

(Loss) income before benefit from (provision for) income taxes	(14,926)	14,986
Benefit from (provision for) income taxes	5,630	(5,045)

Net (loss) income	(9,296)	9,941
Less: Net income attributable to noncontrolling interests	(704)	(927)

Net (loss) income available to common stockholders	$(10,000)	$9,014

(Loss) income per common share:
Basic	$(0.27)	$0.25
Diluted	$(0.27)	$0.24

Weighted average common shares outstanding:
Basic	36,908,320	36,651,846
Diluted	36,908,320	38,303,861

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares and par value per share)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Cash and cash equivalents	$39,508	$42,612
Receivables	9,002	9,538
Escrow proceeds receivable	1,697	85
Real estate inventories	1,793,633	1,771,998
Investment in unconsolidated joint ventures	7,326	7,282
Goodwill	66,902	66,902
Intangibles, net of accumulated amortization of $4,640 as of March 31, 2017 and December 31, 2016	6,700	6,700
Deferred income taxes, net	75,946	75,751
Other assets, net	17,882	17,283

Total assets	$2,018,596	$1,998,151

LIABILITIES AND EQUITY
Accounts payable	$72,749	$74,282
Accrued expenses	71,798	79,790
Revolving credit facility	57,000	29,000
Joint venture notes payable	106,646	102,077
Land notes payable	22,631	24,691
Subordinated amortizing note	5,356	7,225
5 3/4% Senior Notes due April 15, 2019	148,962	148,826
8 1/2% Senior Notes due November 15, 2020	—	422,817
7% Senior Notes due August 15, 2022	346,200	346,014
5 7/8% Senior Notes due January 31, 2025	438,698	—

	1,270,040	1,234,722

Commitments and contingencies
Equity:
William Lyon Homes stockholders’ equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, Class A, par value $0.01 per share; 150,000,000 shares authorized; 29,292,642 and 28,909,781 shares issued, 28,121,757 and 27,907,724 outstanding at March 31, 2017 and December 31, 2016, respectively	290	290
Common stock, Class B, par value $0.01 per share; 30,000,000 shares authorized; 3,813,884 shares issued and outstanding at March 31, 2017 and December 31, 2016	38	38
Additional paid-in capital	419,395	419,099
Retained earnings	267,659	277,659

Total William Lyon Homes stockholders’ equity	687,382	697,086
Noncontrolling interests	61,174	66,343

Total equity	748,556	763,429

Total liabilities and equity	$2,018,596	$1,998,151

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended March 31,
	2017	2016
	Consolidated Total	Consolidated Total	Percentage % Change
Selected Financial Information (1)
(dollars in thousands)
Homes closed	499	543	(8%)

Home sales revenue	$258,854	$261,295	(1%)
Cost of sales (excluding interest and purchase accounting adjustments)	(204,346)	(196,831)	4%

Adjusted homebuilding gross margin (2)	$54,508	$64,464	(15%)

Adjusted homebuilding gross margin percentage (2)	21.1%	24.7%	(15%)

Interest in cost of sales	(11,608)	(11,747)	(1%)
Purchase accounting adjustments	(2,501)	(6,593)	(62%)

Gross margin	$40,399	$46,124	(12%)

Gross margin percentage	15.6%	17.7%	(12%)

Number of homes closed
California	121	142	(15%)
Arizona	94	82	15%
Nevada	48	62	(23%)
Colorado	38	53	(28%)
Washington	70	68	3%
Oregon	128	136	(6%)

Total	499	543	(8%)

Average sales price of homes closed
California	$677,400	$653,200	4%
Arizona	284,200	256,700	11%
Nevada	636,400	495,800	28%
Colorado	561,300	498,000	13%
Washington	621,100	483,800	28%
Oregon	428,300	422,500	1%

Total	$518,700	$481,200	8%

Number of net new home orders
California	265	162	64%
Arizona	128	108	19%
Nevada	77	66	17%
Colorado	61	78	(22%)
Washington	152	84	81%
Oregon	182	191	(5%)

Total	865	689	26%

Average number of sales locations during period
California	24	18	33%
Arizona	9	8	13%
Nevada	11	12	(8%)
Colorado	11	10	10%
Washington	7	6	17%
Oregon	20	15	33%

Total	82	69	19%

(1)	For the periods presented, the Company is reporting in six segments: California, Arizona, Nevada, Colorado, Washington and Oregon.
(2)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest and purchase accounting adjustments have on homebuilding gross margin and allows investors to make better comparisons with our competitors.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	As of March 31,
	2017	2016
	Consolidated Total	Consolidated Total	Percentage % Change
Backlog of homes sold but not closed at end of period
California	368	214	72%
Arizona	238	235	1%
Nevada	88	119	(26%)
Colorado	98	103	(5%)
Washington	134	60	123%
Oregon	173	154	12%

Total	1,099	885	24%

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$296,406	$166,193	78%
Arizona	71,258	62,169	15%
Nevada	64,865	86,863	(25%)
Colorado	51,679	53,011	(3%)
Washington	80,619	35,492	127%
Oregon	69,413	67,969	2%

Total	$634,240	$471,697	34%

Lots owned and controlled at end of period
Lots owned
California	1,492	1,653	(10%)
Arizona	4,838	5,122	(6%)
Nevada	2,985	3,319	(10%)
Colorado	1,442	745	94%
Washington	1,225	1,570	(22%)
Oregon	1,422	1,142	25%

Total	13,404	13,551	(1%)

Lots controlled
California	1,084	1,317	(18%)
Arizona	—	—	0%
Nevada	38	64	(41%)
Colorado	77	822	(91%)
Washington	1,108	361	207%
Oregon	1,929	1,920	0%

Total	4,236	4,484	(6%)

Total lots owned and controlled
California	2,576	2,970	(13%)
Arizona	4,838	5,122	(6%)
Nevada	3,023	3,383	(11%)
Colorado	1,519	1,567	(3%)
Washington	2,333	1,931	21%
Oregon	3,351	3,062	9%

Total	17,640	18,035	(2%)

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2017	2016
Net (loss) income available to common stockholders	$(10,000)	$9,014
Net income, adjusted for loss on extinguishment of debt, net of tax benefit (3)	$4,076	$9,014
Net cash used in operating activities	$(41,381)	$(59,536)
Interest incurred	$19,424	$20,261
Adjusted EBITDA (1)	$22,542	$33,532
Adjusted EBITDA Margin (2)	8.7%	12.7%
Ratio of adjusted EBITDA to interest incurred	1.2	1.7

Balance Sheet Data

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$39,508	$42,612

Total William Lyon Homes stockholders’ equity	687,382	697,086
Noncontrolling interest	61,174	66,343
Total debt	1,125,493	1,080,650

Total book capitalization	$1,874,049	$1,844,079

Ratio of debt to total book capitalization	60.1%	58.6%
Ratio of debt to total book capitalization (net of cash)	59.2%	57.6%

(1)	Adjusted EBITDA means net (loss) income available to common stockholders plus (i) (benefit from) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) non-cash purchase accounting adjustments, (vii) cash distributions of income from unconsolidated joint ventures, (viii) equity in income of unconsolidated joint ventures, and (ix) loss on extinguishment of debt. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net (loss) income available to common stockholders to adjusted EBITDA is provided in the following table:
(2)	Calculated as Adjusted EBITDA as a percentage of operating revenue.

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three	Three
	Months	Months
	Ended March 31, 2017	Ended March 31, 2016
Net (loss) income available to common stockholders	$(10,000)	$9,014
(Benefit from) provision for income taxes	(5,630)	5,045
Interest expense
Interest incurred	19,424	20,261
Interest capitalized	(19,424)	(20,261)
Amortization of capitalized interest included in cost of sales	11,608	11,747
Stock based compensation	1,676	1,492
Depreciation and amortization	449	498
Non-cash purchase accounting adjustments	2,501	6,593
Cash distributions of income from unconsolidated joint ventures	359	324
Equity in income of unconsolidated joint ventures	(249)	(1,181)
Loss on extinguishment of debt	21,828	—

Adjusted EBITDA	$22,542	$33,532

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

(3)	Adjusted net income means net loss available to common stockholders plus the loss for the extinguishment of the 8.5% Senior Notes. Adjusted net income is not a financial measure prepared in accordance with U.S. GAAP. Adjusted net income is presented herein because management believes the presentation of adjusted net income provides useful information to the Company’s investors regarding the Company’s results of operations because adjusted net income isolates the impact of the infrequent extinguishment fees. Adjusted net income should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net loss available to common stockholders to adjusted net income is provided in the following table:

Three Months Ended March 31, 2017
Net loss available to common stockholders	$(10,000)
Add: Loss on extinguishment of debt	21,828
Less: Income tax benefit applicable to loss on extinguishment of debt	(7,752)

Net income, adjusted for loss on extinghishment of debt, net of tax benefit	$4,076

Diluted weighted average common shares outstanding (4)	38,360,335
Adjusted net income excluding noncontrolling interest per diluted share	$0.11

(4)	Diluted weighted average common shares outstanding as presented on the Consolidated Statement of Operations excludes any potentially issuable anti-dilutive shares due to the net loss reported for the period presented. Additional dilutive shares have been included in this calculation.